EXHIBIT 99.4

[Letterhead of Sullivan & Cromwell LLP]

October 19, 2020

Dennis F. Dunne,

    Milbank LLP,

                55 Hudson Yards,

                             New York, NY 10003.

Nicole Greenblatt,

    Kirkland & Ellis LLP,

                601 Lexington Avenue,

                             New York, NY 10022.

Bruce Bennett, Esq.,

    Jones Day,

                555 S. Flower St., 50th Floor,

                              Los Angeles, CA 90071.

Re:	In re: Garrett Motion, Inc., et al., No. 20-12212 (MEW) (Bankr. S.D.N.Y.)

Dear Dennis, Nicole & Bruce:

On behalf of Garrett Motion Inc. (“GMI”) and the other debtors in the above-captioned cases (collectively, the “Debtors”), we would like to thank you and your various clients for the letter of October 16, 2020, summarizing a proposal of plan sponsorship (the “Proposal”). We have shared the Proposal with the GMI’s Board of Directors and the Debtors have directed their advisors to engage with you on the Proposal as part of the ongoing competitive process.1

As we have said repeatedly, the Debtors welcome participation from Centerbridge, Oaktree and Honeywell in the competitive process and, in particular, are pleased that Honeywell now appears willing to engage in settlement discussions over its claims with the Debtors. However, the sale process is a competitive one, with other parties actively pursuing potential proposals; attempts to stifle competition through lock-up agreements or other coercive arrangements harm the estate unnecessarily.

[1]	As we have stated before, the auction is open to both sale plans and to new money plans such as the Proposal.

GMI has announced a sale of its business, and GMI’s Board of Directors therefore has a duty to obtain the highest price reasonably achievable. When the Board considers value for GMI stockholders, it cannot ascribe any value to special inducements offered only to a limited group of individual institutional investors in exchange for their consent to an otherwise inferior or non-committed transaction. These sorts of tactics to build ‘consensus’ make the Board’s decision harder, not easier. As you know, GMI is a Delaware corporation with a large number of creditors and thousands of shareholders, most of whom do not have access to sophisticated restructuring counsel. It is the value received by the stakeholders that are not part of the bidding consortium that is meaningful to the Board of Directors.

With this in mind, the Debtors have identified a number of initial concerns with your Proposal and we would like to engage with you to address them.

First, although the Proposal acknowledges the constraints placed on GMI by its inappropriate capital structure and the need for additional equity, the Debtors are concerned that the Series A Preferred Stock and Series B Preferred Stock may not be treated as full equity equivalents by financial markets, rating agencies and business partners critical to GMI’s future success. The quantum and cost of the proposed debt-like elements in these securities appear likely to hamper both strategic transactions and the capital deployment necessary for GMI to remain relevant in its core markets. The terms of the Series A Preferred are extremely costly to the company if paid in cash, or extremely dilutive to the common equity if PIK’d. This likely will have consequences for the future value of the equity held by current GMI stockholders, and could negatively impact the financial viability of the reorganized company and the availability and terms of exit financing. As a result, we are interested in exploring ways of reducing the cost and dilution of this structure.

Second, the Proposal is in substance a sale of GMI for cash to selected stockholders. Non-participating GMI stockholders suffer near total dilution from the issuance of the Series A Preferred Stock but receive only a very modest investment opportunity (less than 5% of the Series A Preferred Stock) in return. Accordingly, the Debtors have not been able to determine based on information available to them that the Proposal is superior to the current proposed stalking horse bid, or to any other alternative sale. Among other things, it is unclear how the Proposal allocates value to those portions of the business that are free of potential claims from Honeywell. This is important, of course, because that allocated value should be available for distribution to GMI stockholders. As a result, the Debtor is interested in exploring ways of expanding value to all stockholders.

Third, the interests of non-participating GMI stockholders have been represented in settlement negotiations with Honeywell. In particular, under the Proposal, Honeywell is to receive interests that are junior to the Series A Preferred Stock acquired by the Plan Sponsors but senior to the remaining claims of non-participating GMI stockholders.

These features call into question whether the Plan Sponsors have appropriate incentives to negotiate with Honeywell at arm’s-length as a surrogate for the estate and non-participating stockholders. The absence of any review by Centerbridge, Oaktree or their representatives of confidential information of the Debtors is noteworthy in this regard. As a result, the Debtor is interested in working with the Plan Sponsors in improving the terms of the Honeywell settlement for the benefit of all stockholders.

Fourth, the Proposal raises process concerns by linking the otherwise unrelated terms of the equity capital raise to the settlement with Honeywell. The Debtors have not been involved in the pricing of either transaction, or in the plan of reorganization reflected in the Proposal. This dynamic is exacerbated by the near total prohibition preventing any signatory to the “coordination agreement” from considering alternatives, or engaging in discussions with the Debtors that may reveal opportunities for enhanced value to the estate.

Fifth, the Proposal requires significant exit financing in order to satisfy claims of current creditors, but does not identify any providers of that financing or include any meaningful description of its terms, preventing an evaluation of this critical element of the Proposal.

Sixth, Centerbridge and Oaktree have not conducted private-side diligence, presumably in order to remain free to buy and sell stock and claims. Restricting to learn about the Debtors, side by side with other bidders, may be an important next step to ensure no surprises for either side later.

These initial observations are intended to be constructive and not in any way to discourage the participation by this consortium in the competitive process. Indeed, this consortium may be well positioned to deliver a compelling proposal in the ongoing competitive process that benefits the many individual non-participating stakeholders in the Debtors. The Debtors are fully committed to working with the Plan Sponsors to improve the Proposal along those lines.

We look forward to discussing these matters with you.

Very Truly Yours,

/s/ Andy Dietderich

Andy Dietderich